UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 8, 2008

LCC International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-21213	54-1807038
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7900 Westpark Drive, Suite A-315, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-873-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 8, 2008 LCC International, Inc. (the "Company") received a notice from The NASDAQ Stock Market ("NASDAQ") indicating that the Company failed to comply with the minimum bid price requirement for continued listing set forth in NASDAQ Marketplace Rule 4450(a)(5) because the bid price of its common stock closed under $1.00 for 30 consecutive business days. The notice also stated that, in accordance with NASDAQ Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until February 4, 2009, to regain compliance with NASDAQ Marketplace Rule 4450(a)(5). To regain compliance, the closing bid price of the Company’s common stock must remain at or above $1.00 per share for a minimum of 10 consecutive business days no later than February 4, 2009. In the event that the Company does not regain compliance with NASDAQ Marketplace Rule 4450(a)(5) by February 4, 2009, NASDAQ will provide written notification that the Company’s common stock will be delisted from The NASDAQ Global Market.

At that time, the Company may appeal NASDAQ’s determination to a NASDAQ Listing Qualifications Panel. Alternatively, the Company could apply to transfer its common stock to the NASDAQ Capital Market if it satisfies all requirements, other than the minimum closing bid price requirement, for initial inclusion set forth in NASDAQ Marketplace Rule 4310(c). If such an application were approved and the Company otherwise maintains compliance with the listing requirements for The NASDAQ Capital Market, the Company would be afforded an additional 180 calendar days to regain compliance with the minimum closing bid price requirement while listed on The NASDAQ Capital Market.

A copy of the press release issued by the Company announcing receipt of the notice from NASDAQ is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCC International, Inc.

August 11, 2008	By:	/s/ Louis Salamone, Jr.

Name: Louis Salamone, Jr.
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release